Exhibit 10.1

July 25, 2011

Mr. Neil R. Austrian

Office Depot, Inc.

6600 Military Trail

Mail Code: C532

Boca Raton FL 33496

Dear Neil:

This letter, when signed by each of us shall constitute an “Amendment” to the agreement between Office Depot, Inc. (the “Company”) and yourself (“Executive”) dated as of May 23, 2011 (“Agreement”) with regard to your serving as the Chairman and Chief Executive Officer of the Company during the Engagement. Capitalized terms used herein without definition shall have the meanings specified in the Agreement.

Pursuant to subsection (g) of the “Miscellaneous Provisions” section of the Agreement, the provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive. Subject to your written consent which will be demonstrated by your executing this Amendment, the Agreement shall be amended effective as of May 23, 2011 as follows:

The “Annual Incentive Compensation” section of the Agreement shall be deleted in its entirety and replaced with the following new section:

“Annual Incentive Compensation: Commencing with calendar year 2012 and with respect to each calendar year which occurs during the Engagement, Executive shall be eligible to earn an annual target bonus (the “Target Bonus”) pursuant to the Company’s 2008 Bonus Plan for Executive Management Employees (or any successor plan thereto) (the “Executive Bonus Plan”) equal to 140% of Executive’s base salary rate, subject to achievement of performance targets set by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (“Compensation Committee”), subject to the terms of the Executive Bonus Plan. With respect to the period from the Commencement Date through December 31, 2011, Executive shall be eligible to earn a pro-rata portion of the Target Bonus (based upon the portion of 2011 during which Executive served under the Engagement) pursuant to the 2011 Bonus Program under the Executive Bonus Plan (“2011 Bonus Program”), which was approved by the Compensation Committee on February 16, 2011, subject to achievement of the same performance targets, and subject to the same payment terms, as set forth in the 2011 Bonus Program for all plan participants.”

Subsection (b) of the “Miscellaneous Provisions” section of the Agreement shall be deleted in its entirety and replaced with the following new section:

“b)	Complete Agreement. This Agreement (and the agreements attached as Exhibits thereto), the Amendment to the Agreement dated July 25, 2011, and the Executive’s November 2, 2010 stock option award agreement with the Company constitute the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.”

Except as expressly modified hereby, the Agreement shall remain in full force and effect.

Neil, if you agree, please countersign a copy of this Amendment and return it to me at your earliest convenience.

Sincerely,

/s/ W. Scott Hedrick
W. Scott Hedrick Lead Director

This Agreement is agreed to:

/s/ Neil R. Austrian
Neil R. Austrian

Date: July 25, 2011

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